Exhibit 99.1

AGFEED INDUSTRIES IDENTIFIES KEY MANAGERS FOR BUSINESS UNITS

NEW YORK, January 29, 2010 /PRNewswire-Asia/ -- AgFeed Industries, Inc. (Nasdaq: FEED - News), one of the largest independent hog production and animal nutrient companies in China, today announced that, as part of the strategic internal reorganization of its corporate structure previously announced, it has identified key individuals to lead each of its business units as the Company grows and develops.  Mr Junhong Xiong will be appointed the Chairman and CEO of the animal nutrients business and will be supported by Mr. Feng Zhou as the Vice Chairman, Mrs. Selina Jin as the Chief Financial officer and Mr. Zheng Yunlin as Vice President.  Mr. Gerard Daignault will be appointed the President and CEO of the hog business unit and will be supported by Mr. Zhengru Xiong as the Vice Chairman and Ed Pazdro as the CFO. Dr. Songyan Li will remain as the Chairman of the hog business unit.

Dr. Songyan Li, AgFeed’s Chairman, expressed his overwhelming support for the executives identified to lead AgFeed's core businesses, stating “the individuals who we have identified to guide our separate businesses as we move forward with the implementation of our strategic plan have demonstrated their leadership skills and intimate knowledge of these businesses.  Mr. Xiong, our President, has brought together a team of highly skilled professionals to build upon our original core competence in the animal nutrition business, while Mr. Daignault, our Chief Operating Officer, has a depth of knowledge with respect to western-style hog production that will be fundamental to the growth and expansion of this business.  We are excited about the future of AgFeed and believe that the team we have assembled, both at the corporate level and for each of our business units, are the keys to our success in this new decade."

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China.  AgFeed has two profitable business lines -- premix and blended animal feed and hog production.  AgFeed is one of  China's largest commercial hog producers in terms of total annual hog production as well as one of the largest premix feed companies in terms of revenues.  China is the world's largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the U.S.  China also has the world's largest consumer base for pork consumption.  Over 62% of total meat consumed in China is pork.  Hog production in China enjoys income tax free status.  The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

SAFE HARBOR DISCLOSURE NOTICE

This press release contains forward-looking information about AgFeed Industries. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "goal," "potential," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance, business plans and prospects. Readers are cautioned not to place undue reliance on such forward-looking statements because risks and uncertainties may cause actual results to differ materially from those expressed in, or implied by, such statements. Among such risks and uncertainties are the Company's ability to successfully implement its strategic plan and the risk factors described in the reports filed by the Company with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date of such statement, and AgFeed Industries does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Contact:
Investor Relations: AgFeed Industries, Inc.
Tel: 917-804-3584 (US)
Email: ir@agfeedinc.com